UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 25, 2018

FOCUS FINANCIAL PARTNERS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38604	47-4780811
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 Third Avenue, 27th Floor

New York, NY 10022

(Address of principal executive offices)

(Zip Code)

(646) 519-2456

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01                   Entry into a Material Definitive Agreement.

Underwriting Agreement

On July 25, 2018, Focus Financial Partners Inc., a Delaware corporation (the “Company”), and Focus Financial Partners, LLC, a Delaware limited liability company (“Focus LLC”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (the “Underwriters”), relating to the offer and sale of the Company’s Class A common stock, par value $0.01 per share. The Underwriting Agreement provides for the offer and sale (the “Offering”) of 16,216,217 shares of Class A common stock at a price to the public of $33.00 per share ($30.69 per share net of underwriting discounts). Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to 2,432,432 additional shares of Class A common stock to cover overallotments, if any. On July 30, 2018, the Company announced that the Underwriters had exercised this option in full.

The material terms of the Offering are described in the prospectus, dated July 25, 2018 (the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 27, 2018, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333- 225166), initially filed by the Company on May 24, 2018 (the “Registration Statement”).

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering closed on July 30, 2018, and the Company received gross proceeds from the Offering (inclusive of gross proceeds from the exercise of the Underwriters’ option) of approximately $615.4 million (or $564.8 million net of underwriting discounts and estimated offering expenses payable by the Company). As described in the Prospectus, the Company used a portion of the net proceeds from the Offering to redeem outstanding limited liability company units in Focus LLC (“Focus LLC Units”) from certain existing holders. The Company contributed the remaining net proceeds to Focus LLC in exchange for Focus LLC Units. Focus LLC used a portion of such net proceeds to reduce indebtedness under its credit facilities and will use the remainder for acquisitions and general corporate business purposes.

As more fully described under the caption “Underwriting (Conflicts of Interest)” in the Prospectus, some of the Underwriters and/or their affiliates are lenders and/or agents under the Company’s credit facility and, accordingly, received a portion of the net proceeds from the Offering due to the repayment of borrowings thereunder. In addition, some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Prior to the Offering, affiliates of KKR Capital Markets LLC, an Underwriter in the Offering, owned more than 10% of the outstanding Focus LLC Units.

The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Focus LLC Agreement

On July 30, 2018, in connection with the Offering, the Company entered into the Fourth Amended and Restated Operating Agreement of Focus LLC (the “Focus LLC Agreement”). The amendments to the Focus LLC Agreement, among other things, admitted the Company as the sole managing member of Focus LLC. In accordance with the terms of the Focus LLC Agreement, each unitholder of Focus LLC (other than the Company) following the Offering (each, a “continuing owner”), subject to certain limitations, has the right to cause Focus LLC to redeem all or a portion of its vested common units and vested incentive units in Focus LLC (an “exchange right”). Upon an exercise of an exchange right with respect to vested incentive units, such incentive units will first be converted into a number of common units in Focus LLC that takes into account the then-current value of the common units (which is based on the value of the Company’s Class A common stock) and such incentive units’ aggregate hurdle amount. Upon an exercise of an exchange right with respect to vested common units, and immediately after the conversion of vested incentive units into common units as described in the preceding sentence, Focus LLC (or the Company) will acquire each tendered common unit for, at its election, (i) one share of the Company’s Class A common stock, subject to conversion rate adjustments for stock splits, stock dividends, reclassification and other similar transactions, or (ii) an equivalent amount of cash. In addition, in connection with any redemption of vested common units (other than common units received upon a conversion of incentive units as described in this paragraph), the corresponding shares of the Company’s Class B common stock will be cancelled.

The continuing owners will be permitted to exercise their exchange rights on a quarterly basis on designated dates. Except as otherwise permitted by the Focus LLC Agreement, continuing owners will only be permitted to exercise their exchange rights with respect to one-twelfth of the Focus LLC Units held by them at the closing of the Offering, with an ability to carry forward unused exchange rights to subsequent exchange dates, subject to certain registration rights in the Registration Rights Agreement (as defined below). The foregoing volume restrictions also apply to affiliates of Stone Point Capital LLC (together with its affiliates, “Stone Point”) and Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR” and, together with Stone Point, the “Continuing PE Holders”) as an aggregate limitation on their ability to sell Focus LLC Units or their shares of the Company’s Class A common stock received in connection with the Offering, subject to certain registration rights described in the Registration Rights Agreement.

The foregoing description is qualified in its entirety by reference to the full text of the Focus LLC Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Registration Rights Agreement

On July 30, 2018, in connection with the Offering, the Company and Focus LLC entered into a registration rights agreement (the “Registration Rights Agreement”) with the Continuing PE Holders and the continuing owners. The Registration Rights Agreement contains the following liquidity rights:

•                  The Company will file a shelf registration statement to permit the resale of shares of the Company’s Class A common stock held by the Continuing PE Holders or issuable upon the exercise of exchange rights by continuing owners as soon as practicable following the one year anniversary of the Offering.

•                  The Continuing PE Holders have the right to demand up to three secondary underwritten offerings per year. The Company may initiate one additional underwritten offering per year for the benefit of the other continuing owners. The Continuing PE Holders and the other continuing owners may have participation rights with respect to any such underwritten offerings. The Company may also participate on a primary basis and issue and sell shares of its Class A common stock for its own account. The Company will use the proceeds from any such offering to purchase outstanding Focus LLC Units from continuing owners and pay related fees and expenses. In the event of any underwriter cutbacks, all participating holders will be treated equally and included pro rata based on their ownership of registrable shares at the closing of the Offering.

The Continuing PE Holders and the other continuing owners also have piggyback registration rights with respect to other underwritten offerings by the Company under certain circumstances.

These registration rights are subject to certain conditions and limitations. The Company is generally obligated to pay all registration expenses in connection with these registration obligations, regardless of whether a registration statement becomes effective or any sale is made in a public offering.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Nomination Agreements

On July 30, 2018, in connection with the Offering, the Company entered into nomination agreements with investment vehicles affiliated with Stone Point and KKR (the “Nomination Agreements”). Pursuant to its Nomination Agreement, Stone Point has the right to nominate two members of the Company’s board of directors (the “Board”) for so long as it holds at least 50% of the interest it holds, in the form of the Company’s Class A and Class B common stock on a combined basis, on the closing date of the Offering, and one member of the Board for so long as it holds 5% of the Company’s Class A and Class B common stock outstanding on a combined basis. Stone Point has the right to nominate two directors, for so long as it has the right to nominate two members of the Board, and then one director, for so long as it has the right to nominate one member of the Board, for service on the compensation committee of the Board. Stone Point also has the right to nominate one director for service on the nominating and governance committee of the Board for so long as it has the right to nominate at least one member of the Board. Initially, Stone Point has nominated Fayez S. Muhtadie and James D. Carey to serve on the Board (the “Stone Point Directors”).

Pursuant to its Nomination Agreement, KKR has the right to nominate one member of the Board for so long as it holds at least 5% of the Company’s Class A and Class B common stock outstanding on a combined basis. KKR has the right to nominate one director for service on the nominating and governance committee of the Board and as an observer on the compensation committee of the Board, in each case, for so long as it has the right to nominate one member of the Board. Initially, KKR has nominated Christopher J. Harrington to serve on the Board (the “KKR Director”).

Any replacement directors nominated by Stone Point or KKR must be an employee or partner of Stone Point or KKR, respectively, of the same level of seniority within Stone Point or KKR as the initial directors designated by Stone Point or KKR, respectively, qualify as an independent director under the independence standards of NASDAQ and satisfy such other criteria set forth in the Nomination Agreements. In addition, the Nomination Agreements require Stone Point and KKR to vote their shares of the Company’s Class A and Class B common stock in favor of the Company’s Chief Executive Officer and Rajini Sundar Kodialam (or such other officer of the Company designated by the Chief Executive Officer and approved by the Board if Ms. Kodialam is no longer a member of the Board) for election to the Board.

The foregoing description of the Nomination Agreements is qualified in its entirety by reference to the full text of the Nomination Agreements, which are attached as Exhibit 4.2 and 4.3 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Tax Receivable Agreements

On July 30, 2018, in connection with the Offering, the Company entered into two tax receivable agreements (the “Tax Receivable Agreements”), the first of which was entered into with (i) certain entities that held, directly or indirectly through entities referred to as “blockers,” convertible preferred units in Focus LLC prior to the Offering, (ii) certain entities affiliated with Centerbridge Partners, L.P. (together with its affiliates, “Centerbridge” and, together with Stone Point and KKR, the “private equity investors”) and (iii) the Continuing PE Holders, and the second of which was entered into with the continuing owners who are not Continuing PE Holders and certain other unitholders of Focus LLC prior to the Offering (the parties to the two agreements collectively, the “TRA holders”). The term of each Tax Receivable Agreement commenced upon the closing of the Offering and continues until all tax benefits that are subject to such Tax Receivable Agreement have been utilized or expired, unless the Company experiences a change of control (as defined in the Tax Receivable Agreements, which includes certain mergers, asset sales and other forms of business combinations) or the Tax Receivable Agreements terminate early (at the Company’s election or as a result of the Company’s breach), and the Company makes the termination payments specified in the Tax Receivable Agreements. The Tax Receivable Agreements generally provide for the payment by the Company to each TRA holder of 85% of the net cash savings, if any, in U.S. federal, state and local income and franchise tax that the Company actually realizes (computed using simplifying assumptions to address the impact of state and local taxes) or is deemed to realize in certain circumstances in periods after the Offering as a result of, as applicable to the relevant TRA holder, (i) certain increases in tax basis that occur as a result of the Company’s acquisition (or deemed acquisition for U.S. federal income tax purposes) of all or a portion of such TRA holder’s Focus LLC Units in connection with the Offering or pursuant to the exercise of an exchange right, (ii) the increases in tax basis relating to the July 2017 acquisition by certain of the private equity investors that will be available to the Company as a result of its acquisition of the blockers in connection with the Offering and (iii) imputed interest deemed to be paid by the Company as a result of, and additional tax basis arising from, any payments the Company makes under the relevant Tax Receivable Agreement. The Company will retain the benefit of the remaining 15% of these cash savings.

The foregoing description is qualified in its entirety by reference to the full text of the Tax Receivable Agreements, which are attached as Exhibit 10.2 and 10.3 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

2018 Omnibus Incentive Plan

The description of the Focus Financial Partners Inc. 2018 Omnibus Incentive Plan (the “Omnibus Plan”) provided below under Item 5.02 is incorporated in this Item 1.01 by reference. A copy of the Omnibus Plan is attached as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 30, 2018, in connection with the Offering, Amendment No. 4 to First Lien Credit Agreement, dated as of June 29, 2018, among Focus LLC, as borrower, the lenders party thereto, Royal Bank of Canada, as term administrative agent, collateral agent and fronting bank, and Bank of America, N.A., as revolver administrative agent and letter of credit issuer (“Amendment No. 4”) became effective. Pursuant to Amendment No. 4, the first lien term loan was amended to reduce the interest rate to LIBOR plus a margin of 2.75% or the lender’s Base Rate (as defined in Amendment No. 4) plus a margin of 1.75%; provided that, from and after the later of (x) July 18, 2018 and (y) the first date on which Focus LLC has obtained public corporate family ratings of at least Ba3 (stable) from Moody’s and BB- (stable) from S&P, the foregoing rates shall be reduced to LIBOR plus a margin of 2.50% or the lender’s Base Rate plus a margin of 1.50%. Pursuant to Amendment No. 4, the first lien revolver was amended to increase the borrowing capacity to $650.0 million and extend the maturity date to 5 years from July 30, 2018. The first lien revolver was also amended to bear interest at LIBOR plus a margin of 2.00% with step downs to 1.75%, 1.50% and 1.25% or the lender’s Base Rate plus a margin of 1.00% with step downs to 0.75%, 0.50% and 0.25%, based on achievement of a specified First Lien Leverage Ratio (as defined in Amendment No. 4). Pursuant to Amendment No. 4, the first lien revolver unused commitment fee is 0.50% with step downs to 0.375% and 0.25% based on achievement of a specified First Lien Leverage Ratio. The first lien term loan was also amended to require Focus LLC to maintain a First Lien Leverage Ratio of not more than 6.25:1.00.

The foregoing description is qualified in its entirety by reference to the full text of Amendment No. 4, which is attached as 10.5 to this Current Report on Form 8-K and incorporated in this Item 2.03 by reference.

Item 3.02                   Unregistered Sales of Equity Securities.

As more fully described under the caption “Internal Reorganization” in the Prospectus, on July 30, 2018, in connection with the Offering, the Company used approximately $35.5 million of the net proceeds from the Offering to purchase outstanding Focus LLC Units from certain existing holders, not including any affiliates of Stone Point, KKR or Centerbridge. In addition, the Company acquired the blockers and certain existing holders exchanged all or a portion of their Focus LLC Units for an aggregate of 24,121,459 shares of the Company’s Class A common stock.  In some cases, such existing holders also received either compensatory stock options to purchase an aggregate of 386,832 shares of Class A common stock or non-compensatory stock options to purchase an aggregate of 348,577 shares of Class A common stock and cash. Certain continuing owners received an aggregate of 22,259,208 shares of the Company’s Class B common stock. The foregoing transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act by Section 4(a)(2) thereof.

The information provided in Item 1.01 hereto under the heading “Focus LLC Agreement” is incorporated by reference into this Item 3.02.

Item 3.03                   Material Modification to Rights of Security Holders.

The information provided in Item 1.01 hereto under the headings “Registration Rights Agreement” and “Nomination Agreements” and in Item 5.03 hereto is incorporated by reference into this Item 3.03.

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

On July 25, 2018, effective simultaneously with the effectiveness of the Registration Statement, Rajini Sundar Kodialam, Fayez S. Muhtadie, Christopher J. Harrington, Deborah D. McWhinney and Noah Gottdiener were appointed as members of the Board. On July 30, 2018, James D. Carey was appointed as a member of the Board. Ruediger Adolf will continue as a member of the Board.

As compensation for services provided as a member of the Board, each of Messrs. Muhtadie, Gottdiener, Carey and Ms. McWhinney will receive approximately $60,000 per year. Mr. Gottdiener and Ms. McWhinney also received grants of 30,000 incentive unit awards with a threshold value equal to the initial public offering price of the Company’s Class A common stock. The awards will vest in equal installments over a period of three years provided that the directors continue to provide services to the Company.

Ms. McWhinney and Messrs. Muhtadie and Gottdiener will serve as members of the Company’s audit committee, of which Ms. McWhinney will be the chair. As members of the audit committee, Ms. McWhinney and Messrs. Muhtadie and Gottdiener will receive an additional fee of $20,000 per year. As chair of the audit committee, Ms. McWhinney will receive an additional fee of $10,000 per year.

Messrs. Gottdiener, Carey and Muhtadie will serve as members of the Company’s compensation committee, of which Mr. Gottdiener will be the chair. As members of the compensation committee, Messrs. Gottdiener, Carey and Muhtadie will receive an additional fee of $10,000 per year. As chair of the compensation committee, Mr. Gottdiener will receive an additional fee of $5,000 per year.

Ms. McWhinney, Mr. Muhtadie and Mr. Harrington will serve as members of the Company’s nominating and governance committee, of which Ms. McWhinney will be the chair. As members of the nominating and governance committee, Ms. McWhinney and Mr. Muhtadie will receive an additional fee of $10,000 per year. As chair of the nominating and governance committee, Ms. McWhinney will receive an additional fee of $5,000 per year.

Except as disclosed in the Registration Statement and the Prospectus, there are no arrangements or understandings between Messrs. Muhtadie, Harrington, Gottdiener and Carey and Mses. McWhinney and Kodialam and any other person pursuant to which he or she was selected as a director. Messrs. Muhtadie, Harrington, Gottdiener and Carey and Mses. McWhinney and Kodialam have no family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

Pursuant to the Nomination Agreements described above, Messrs. Muhtadie and Carey will be deemed to be Stone Point Directors and Mr. Harrington will be deemed a KKR Director. The Stone Point Directors have directed the Company to pay any fees earned for Board or committee service to Stone Point.

Indemnification Agreements

In connection with the Offering, the Company entered into Indemnification Agreements (“Indemnification Agreements”) with each of the executive officers and directors of the Company. These Indemnification Agreements require the Company to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to the Company, and to advance certain expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The foregoing description is qualified in its entirety by reference to the full text of the Indemnification Agreements, which are attached as Exhibits 10.6, 10.7, 10.8, 10.9, 10.10, 10.11, 10.12 and 10.13 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

2018 Omnibus Incentive Plan

On July 30, 2018, the Board adopted the Omnibus Plan for the employees, consultants and the directors of the Company and its affiliates who perform services for it. The Omnibus Plan provides for potential grants of the following awards with respect to shares of the Company’s Class A common stock, to the extent applicable: (i) incentive stock options qualified as such under U.S. federal income tax laws; (ii) non-qualified stock options or any other form of stock options; (iii) restricted stock awards; (iv) phantom stock awards; (v) restricted stock units; (vi) bonus stock; (vii) performance awards; (viii) annual cash incentive awards; (ix) any of the foregoing award types (other than incentive stock options) as awards related to Focus LLC Units; and (x) incentive units in Focus LLC, which are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43 (collectively referred to as “awards”).

The compensation committee of the Board will generally oversee the Omnibus Plan pursuant to its terms and all applicable state, federal or other rules or laws, except in the event that the Board chooses to take action under the Omnibus Plan. The compensation committee has the power to determine to whom and when awards will be granted, determine the amount of awards (measured in cash, shares or units), proscribe and interpret the terms and provisions of each award agreement (the terms of which may vary), accelerate the vesting or exercise terms of an award, delegate duties under the Omnibus Plan and execute all other responsibilities permitted or required under the Omnibus Plan.

The maximum aggregate number of shares of the Company’s Class A common stock that may be issued pursuant to awards under the Omnibus Plan shall not exceed 6,000,000 shares (including such number of Focus LLC Units or other securities which can be exchanged or converted into shares). The reserve pool is subject to adjustment due to recapitalization or reorganization, or related to forfeitures or the expiration of awards, as provided under the Omnibus Plan. If the shares or units subject to any award are not issued or transferred, or cease to be issuable or transferable for any reason, including (but not exclusively) because shares or units are withheld or surrendered in payment of taxes or any exercise or purchase price relating to an award or because an award is forfeited, terminated, expires unexercised, is settled in cash or is otherwise terminated without a delivery of shares or units, those shares or units will again be available for issue, transfer or exercise pursuant to awards under the Omnibus Plan to the extent allowable by law. The Omnibus Plan also contains a provision that will add an additional number of shares equal to the lesser of (a) 3,000,000 shares, (b) 5% of the outstanding (vested and unvested) shares and Focus LLC Units of the last day of the previous year, and (c) an amount determined by the Board, each year between 2019 and 2028.

The foregoing description is qualified in its entirety by reference to the full text of the Omnibus Plan, which is attached as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated in this Item 5.02 by reference.

Item 5.03                   Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Amended and Restated Certificate of Incorporation

On July 27, 2018, the Company amended and restated its Certificate of Incorporation (as amended and restated, the “Certificate of Incorporation”), which was filed with the Secretary of State of the State of Delaware on July 27, 2018.  A description of the Certificate of Incorporation is contained in the section of the Prospectus entitled “Description of Capital Stock” and is incorporated herein by reference.

The foregoing description and the description contained in the Prospectus are qualified in their entirety by reference to the full text of the Certificate of Incorporation, which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated in this Item 5.03 by reference.

Amended and Restated Bylaws

On July 30, 2018, the Company amended and restated its Bylaws (as amended and restated, the “Bylaws”).  A description of the Bylaws is contained in the section of the Prospectus entitled “Description of Capital Stock” and is incorporated herein by reference.

The foregoing description and the description contained in the Prospectus are qualified in their entirety by reference to the full text of the Bylaws, which are attached as Exhibit 3.2 to this Current Report on Form 8-K and are incorporated in this Item 5.03 by reference.

Item 9.01                   Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description

1.1

Underwriting Agreement, dated as of July 25, 2018, by and among Focus Financial Partners Inc., Focus Financial Partners, LLC and Goldman, Sachs & Co. LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein

3.1	Amended and Restated Certificate of Incorporation of Focus Financial Partners Inc.

3.2	Amended and Restated Bylaws of Focus Financial Partners Inc.

4.1	Registration Rights Agreement, dated as of July 30, 2018, by and among Focus Financial Partners Inc., Focus Financial Partners, LLC and the other parties named therein

4.2	Nomination Agreement, dated as of July 30, 2018, by and among Focus Financial Partners Inc. and the affiliates of Stone Point Capital LLC named therein

4.3	Nomination Agreement, dated as of July 30, 2018, by and among Focus Financial Partners Inc. and the affiliates of Kohlberg Kravis Roberts & Co. L.P. named therein

10.1	Fourth Amended and Restated Operating Agreement of Focus Financial Partners, LLC

10.2	Tax Receivable Agreement, dated as of July 30, 2018, by and among Focus Financial Partners Inc. and the affiliates of the Private Equity Investors named therein

10.3	Tax Receivable Agreement, dated as of July 30, 2018, by and among Focus Financial Partners Inc. and the parties named therein

10.4	Focus Financial Partners Inc. 2018 Omnibus Incentive Plan

10.5

Amendment No. 4 to First Lien Credit Agreement, dated as of June 29, 2018, among Focus LLC, as borrower, the lenders party thereto, Royal Bank of Canada, as term administrative agent, collateral agent and fronting bank, and Bank of America, N.A., as revolver administrative agent and letter of credit issuer (incorporated herein by reference to Exhibit 10.11 to Focus Financial Partners Inc.’s Registration Statement on Form S-1 (File No. 333-225166) filed on June 29, 2018)

10.6	Indemnification Agreement (Ruediger Adolf)

10.7	Indemnification Agreement (Rajini Sundar Kodialam)

10.8	Indemnification Agreement (James Shanahan)

10.9	Indemnification Agreement (James D. Carey)

10.10	Indemnification Agreement (Fayez S. Muhtadie)

10.11	Indemnification Agreement (Christopher J. Harrington)

10.12	Indemnification Agreement (Deborah D. McWhinney)

10.13	Indemnification Agreement (Noah Gottdiener)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOCUS FINANCIAL PARTNERS INC.

	By:	/s/ J. Russell McGranahan
J. Russell McGranahan
General Counsel

Dated: July 31, 2018